Exhibit 5.1

September 22, 2009

TransAtlantic Petroleum Corp.

Suite 1840, 444-5th Ave., SW

Calgary, Alberta, Canada T2P 2T8

Dear Sirs:

Re:	TransAtlantic Petroleum Corp.

We have acted as legal counsel to TransAtlantic Petroleum Corp. (“TransAtlantic”) in connection with the original issuance by TransAtlantic of 98,377,300 common shares in the capital of TransAtlantic on June 22, 2009, of which 55,544,300 common shares (the “Offered Shares”) are being registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-160688) (the “Registration Statement”) under the Securities Act of 1933, as amended. TransAtlantic expects to be continued from the Province of Alberta to Bermuda and to change its name to TransAtlantic Petroleum Ltd.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise.

The opinion expressed herein relates solely to the laws of the Province of Alberta and the federal laws of Canada applicable therein in effect on the date hereof.

Based upon the foregoing, we are of the opinion that the Offered Shares have been validly issued by TransAtlantic as fully paid and non-assessable securities of TransAtlantic.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

MACLEOD DIXON LLP

/s/ MACLEOD DIXON LLP